Annual Statement of Compliance

For the Period of January 1, 2023 through December 31, 2023 (Reporting Period)

Re: Transactions Identified in Appendix A

I, Greg Chastain, in my capacity as Chief Operating Officer of Mount Street US (Georgia) LLP (MSUS), do hereby state that:

•         A review of the Special Servicing activities of MSUS during the Reporting Period and of its performance, pertaining to the Transactions and the related Servicing Agreements listed in Appendix A, has been made under my supervision, and,

•         To the best of my knowledge, based on such review, MSUS has fulfilled all of its obligations pertaining to the Transactions and the related Servicing Agreements listed in Appendix A in all material respects throughout the Reporting Period.

Date: February 29, 2024

By: /s/ Greg Chastain

Name: Greg Chastain

Title: Chief Operating Officer

Appendix A

Commercial Mortgage Pass Through Certificates	Applicable Reporting Period	MSUS Role
BX TRUST2019-MMP	January 1, 2023 to January 31, 2023	Special Servicer
BAMMLL 2021-JACX	January 1, 2023 to December 31, 2023	Special Servicer
HMH 2017-NSS	January 1, 2023 to December 31, 2023	Special Servicer
MSBAM 2015-C21	January 1, 2023 to December 31, 2023	Special Servicer
NCMS 2018-FL1	January 1, 2023 to December 31, 2023	Special Servicer
COMM 2015-CCRE23	January 1, 2023 to December 31, 2023	Special Servicer
JPMC 2013-C16	January 1, 2023 to December 31, 2023	Special Servicer
BANK 2018-BNK13	January 1, 2023 to December 31, 2023	Special Servicer
CGCMT 2023-SMART	May 24, 2023 to December 31, 2023	Special Servicer
CGCMT 2023-PRM3	June 29, 2023 to December 31, 2023	Special Servicer
COAST 2023-2HTL	July 25, 2023 to December 31, 2023	Special Servicer
GSMS 2023-SHIP	August 23, 2023 to December 31, 2023	Special Servicer
UBS 2019-C16	October 30, 2023 to December 31, 2023	Special Servicer
BBCMS 2019-BWAY	November 6, 2023 to December 31, 2023	Special Servicer
BX 2023-XL3	December 21, 2023 to December 31, 2023	Special Servicer